UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

PennyMac Financial Services, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2014, PennyMac Financial Services, Inc. (the “Company”), through two of its subsidiaries, PennyMac Loan Services, LLC (“PLS”) and Private National Mortgage Acceptance Company, LLC (“PNMAC”), entered into an amendment to its master repurchase agreement, dated as of March 17, 2011, by and among Bank of America, N.A. (“BANA”), PLS and PNMAC (the “BANA Repurchase Agreement”).

Pursuant to the terms of the BANA Repurchase Agreement, PLS may sell to, and later repurchase from, BANA newly originated residential mortgage loans that it originates or acquires from correspondent lenders through PennyMac Mortgage Investment Trust (NYSE: PMT). The principal amount paid by BANA for each eligible mortgage loan is based on a percentage of the lesser of the market value, unpaid principal balance, purchase price or take-out price of such mortgage loan. Upon PLS’s repurchase of a mortgage loan, it is required to repay BANA the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. The BANA Repurchase Agreement is committed to January 30, 2015, and the obligations of PLS are fully guaranteed by PNMAC.

The BANA Repurchase Agreement contains margin call provisions that provide BANA with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, BANA may require PLS to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The BANA Repurchase Agreement requires PLS to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $200 million, (ii) a minimum of $20 million in unrestricted cash and cash equivalents, (iii) a maximum ratio of total liabilities to tangible net worth of less than 10:1, and (iv) profitability each calendar quarter.

In addition, the BANA Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, servicer termination events, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding and the liquidation by BANA of the mortgage loans then subject to the BANA Repurchase Agreement.

The amendment increases the amount of liquidity PLS is required to maintain from $10 million to $20 million, and it increases the minimum tangible net worth that PLS is required to maintain from $90 million to $200 million, in each case as set forth above. All other terms and conditions of the BANA Repurchase Agreement and the related guaranty remain the same in all material respects. The Company, through PLS, is required to pay BANA fees for the structuring of the amendment, as well as certain other administrative costs and expenses.

The foregoing description of the amendment to the BANA Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which has been filed with this Current Report on Form 8-K as Exhibit 10.1, and the full text of the BANA Repurchase Agreement and its amendments, which were filed as Exhibit 10.18 to the Company’s Form S-1 Registration Statement filed on February 7, 2013 and Exhibit 10.19 to the Company’s Amendment No. 3 to Form S-1 Registration Statement filed on April 22, 2013, respectively.

Item 2.02 Results of Operations and Financial Condition.

On February 5, 2014, the Company issued a press release announcing its financial results for the fiscal quarter ended December 31, 2013.  A copy of the press release and the slide presentation used in connection with the Company’s recorded presentation of financial results were made available on February 5, 2014 and are furnished as Exhibit 99.1 and Exhibit 99.2, respectively.

The information in Item 2.02 of this report, including the exhibits hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference into any disclosure document relating to the Company, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 6 to Master Repurchase Agreement, dated as of January 31, 2014, by and among Bank of America, N.A., PennyMac Loan Services, LLC and Private National Mortgage Acceptance Company, LLC.
99.1	Press Release, dated February 5, 2014, issued by PennyMac Financial Services, Inc. pertaining to its financial results for the fiscal quarter and year ended December 31, 2013.
99.2	Slide Presentation for use on February 5, 2014 in connection with a recorded presentation of financial results for the fiscal quarter and year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: February 6, 2014	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 6 to Master Repurchase Agreement, dated as of January 31, 2014, by and among Bank of America, N.A., PennyMac Loan Services, LLC and Private National Mortgage Acceptance Company, LLC.
99.1	Press Release, dated February 5, 2014, issued by PennyMac Financial Services, Inc. pertaining to its financial results for the fiscal quarter and year ended December 31, 2013.
99.2	Slide Presentation for use on February 5, 2014 in connection with a recorded presentation of financial results for the fiscal quarter and year ended December 31, 2013.